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                                                     EXHIBIT 12



                 ASSOCIATES FIRST CAPITAL CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Dollar Amounts in Millions)



                                                Nine Months Ended
                                                  September 30
                                               1996           1995

Fixed Charges (a)

  Interest expense                           $1,811.7       $1,607.0

  Implicit interest in rent                      15.0           14.1

    Total fixed charges                      $1,826.7       $1,621.1

Earnings (b)

  Earnings before provision for income
   taxes                                     $1,025.7       $  873.5

  Fixed charges                               1,826.7        1,621.1

    Earnings, as defined                     $2,852.4       $2,494.6


Ratio of Earnings to Fixed Charges               1.56           1.54



(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

(b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.

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